Exhibit 99.1

TRANSDIGM ANNOUNCES THE ACQUISITION OF AIRCRAFT PARTS CORPORATION

Cleveland, Ohio, December 16, 2008 —TransDigm Group Incorporated (NYSE: TDG) announced today that it has acquired the stock of Aircraft Parts Corporation (“APC”) from Unison Industries LLC, a wholly-owned subsidiary of General Electric Company’s GE Aviation business unit, for approximately $68 million in cash. APC has been a supplier of proprietary, highly engineered components to the commercial aerospace industry for almost 50 years. APC, located in Holtsville, New York, has unaudited annual revenues of approximately $33 million.

APC designs and manufactures starter generators, generator control units, and related components for turbine engines. Major applications include the Citation family of business jets, the Bell and Augusta lines of commercial helicopters, the Bombardier Lear jets and the Dash 8-400 turboprops as well as numerous other applications. Over 90% of APC’s sales are to commercial aerospace customers, and a significant portion is to the aftermarket. The products fit well with TransDigm’s existing motor and power conditioning and control businesses.

W. Nicholas Howley, Chairman and CEO of TransDigm Group Incorporated, stated, “APC’s line of proprietary, highly engineered starter generators and generator control units complement TransDigm’s product offering in the commercial aerospace market, and their aftermarket content fits TransDigm’s business strategy.”

TransDigm Group Incorporated, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electromechanical actuators and controls, ignition systems and components, gear pumps, specialized valves, engineered connectors, power conditioning devices, specialized fluorescent lighting and AC/DC electric motors, aircraft audio systems, engineered latches and cockpit security devices, lavatory hardware and components, hold open rods and locking devices, specialized cockpit displays, elastomers, and NiCad batteries/chargers.

CONTACT:

Sean Maroney

Investor Relations

216.706.2945

ir@transdigm.com